Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Contact

Michael L. Paxton
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Richardson, Texas – May 14, 2020 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2020.

Intrusion had a net loss of $465 thousand in the first quarter 2020, compared to a net income of $947 thousand for the first quarter 2019 and net income of $296 thousand for the fourth quarter 2019.

Revenue for the first quarter 2020 was $1.8 million, compared to $3.2 million for the first quarter 2019 and $2.6 million for the fourth quarter 2019.

Gross profit margin was 58% of revenue in the first quarter 2020, compared to 60% for the first quarter 2019 and 61% for the fourth quarter 2019.

Intrusion’s first quarter 2020 operating expenses were $1.5 million, compared to $0.9 million for the first quarter 2019 and $1.3 million for the fourth quarter 2019.

As of March 31, 2020, Intrusion reported cash and cash equivalents of $3.2 million and working capital of $2.7 million.

“Order delays in the fourth quarter 2019 have continued in the first quarter 2020. The global pause in business due to Covid-19 has contributed to the delays. We continue to have positive customer response and look forward to future opportunities. The state of Texas is allowing companies to reopen during the month of May, and we look forward to our government customers doing the same,” stated Michael L. Paxton, Interim President of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-833-360-0880 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 21, 2020 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 7278964. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

First Quarter 2020 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

First Quarter 2020 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$3,217	$3,334
Accounts receivable	1,032	1,566
Prepaid expenses	169	152
Total current assets	4,418	5,052

Noncurrent Assets
Property and equipment, net	333	335
Finance leases right-of-use asset, net	52	62
Operating leases right-of-use asset, net	1,285	1,348
Other assets	38	38
Total noncurrent assets	1,708	1,783
TOTAL ASSETS	$6,126	$6,835

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,051	$1,080
Dividends payable	53	20
Finance leases liability, current portion	43	43
Operating leases liability, current portion	288	284
Deferred revenue	284	516
Total current liabilities	1,719	1,943

Noncurrent Liabilities
Finance leases liability, noncurrent portion	11	21
Operating leases liability, noncurrent portion	1,244	1,315
Total noncurrent liabilities	1,255	1,336

Shareholders' Equity:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200
Liquidation preference of $1,025 in 2020 and $1,013 in 2019	707	707
Series 2 shares issued and outstanding – 420 in 2020 and 460 in 2019 Liquidation preference of $1,068 in 2020 and $1,155 in 2019	661	724
Series 3 shares issued and outstanding – 266 in 2020 and 289 in 2019 Liquidation preference of $590 in 2020 and $634 in 2019	379	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,788 in 2020 and 13,552 in 2019 Outstanding shares – 13,778 in 2020 and 13,542 in 2019	138	136
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,914	56,759
Accumulated deficit	(55,242)	(54,777)
Accumulated other comprehensive loss	(43)	(43)
Total shareholder' equity	3,152	3,556
TOTAL LIABILITIES AND EQUITY	$6,126	$6,835

Intrusion

First Quarter 2020 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2020	2019

Revenue	$1,795	$3,191
Cost of revenue	747	1,284

Gross profit	1,048	1,907

Operating expenses:
Sales and marketing	510	412
Research and development	753	182
General and administrative	256	331

Operating income (loss)	(471)	982

Interest expense	(1)	(35)
Interest income	7	—

Net income (loss)	(465)	947

Preferred stock dividends accrued	(33)	(34)
Net income (loss) attributable to common stockholders	$(498)	$913

Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$0.07
Diluted	$(0.04)	$0.06
Weighted average shares outstanding:
Basic	13,703	13,408
Diluted	13,703	15,323